Exhibit 10.1

August 3, 2015

Jeffrey Lautenbach

668 West 62nd Street

Indianapolis, Indiana 46260

Confirmation of Employment Terms

Dear Jeff,

Jive Software (the “Company”) is pleased to offer you the position of President, Worldwide Field Operations on the following terms:

Your base compensation will be $400,000 annually, paid in accordance with our payroll policies and less payroll deductions and all required withholdings. Your target variable compensation for 2016 will be $400,000; for an annual target compensation in 2016 equal to $800,000. Details of your variable compensation will be provided to you separately and will reflect terms and conditions consistent with Jive’s sales compensation policies.

In addition, you will receive a signing bonus of $200,000 less payroll deductions and all required withholdings, to be paid after your first 30 days of full time employment. In the event that you elect to voluntarily resign your position due to circumstances within your control within the first twelve (12) months of employment, you agree to repay the bonus amount on a pro-rated basis.

Subject to Board approval, you will be granted an option (the “Option”) to purchase 95,000 shares of the Company’s Common Stock at the fair market value price as of the day of grant and will vest 1/48th of the grant monthly, commencing on the one-month anniversary of your start date. Also, subject to Board approval, you will be granted 195,000 restricted stock units. The RSUs will vest quarterly over a four (4) year period. The Option and Restricted Stock Units will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately.

In addition to the terms of this letter, you will be provided the benefits set forth in the attached Change of Control and Retention Agreement.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the Chief Executive Officer and the Board of Directors of the Company (the “Board”), and you will be reporting directly to Elisa Steele, Chief Executive Officer. The Company may, in its discretion, change your position, duties, and work location from time to time as it deems necessary, although all efforts will be made to consult with you first.

You will be paid semi-monthly and you will be eligible for the standard Company benefits, which currently includes the following: medical insurance, dental insurance, life insurance, FlexTime, 401(k), and paid holidays. The standard Company benefits offerings may, at the Company’s discretion, be changed from time to time. Details about the current benefit plans are available for your review.

JIVESOFTWARE 325 Lytton Ave Suite 200, Palo Alto, CA 94301

o. 1.650.319.1920    f. 1.650.319.0796    www.jivesoftware.com

This offer is contingent on the satisfactory completion of your reference and background check, including verification of any employment references you have provided and your legal entitlement to work in the United States. If the Company is unable to obtain such verification following reasonable efforts to do so, your employment will be terminated immediately.

As a Company employee, you will be expected to abide by Company rules and policies, which will be communicated to you by the Company, and may be modified from time to time with notice at the Company’s discretion.

You will be employed as an “at-will employee” of the Company, which means that you or the Company may terminate your employment at any time for any reason or no reason, with or without cause, and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a writing signed by you and the Company’s Chief Executive Officer.

As a condition of your employment, you will be required to sign and return the Employee Proprietary Information and Inventions Agreement enclosed with this letter on your first day of employment.

Please sign and date this letter, and return via email to me at dean.chabrier@jivesoftware.com to confirm your acceptance of employment at the Company under the terms described above.

Jeff, I am excited for you to get started and join our team on this challenging journey.

Sincerely,

/s/ Dean Chabrier
Dean Chabrier, Chief People Officer

Accepted:

/s/ Jeffrey Lautenbach
Jeffrey Lautenbach

08/03/15
Date

Attachment: Employee Proprietary Information and Inventions Agreement

Change in Control Retention Agreement

JIVESOFTWARE 325 Lytton Ave Suite 200, Palo Alto, CA 94301

o. 1.650.319.1920    f. 1.650.319.0796    www.jivesoftware.com